  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 2001.

                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                ANTIGENICS INC.
             (Exact name of registrant as specified in its charter)

                       DELAWARE                                              06-1562417
   (State or other jurisdiction of incorporation or           (I.R.S. Employer Identification Number)
                    organization)

                             ---------------------
                          630 FIFTH AVENUE, SUITE 2100
                            NEW YORK, NEW YORK 10111
                                 (212) 332-4774
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                              GARO H. ARMEN, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                ANTIGENICS INC.
                          630 FIFTH AVENUE, SUITE 2100
                            NEW YORK, NEW YORK 10111
                                 (212) 332-4774
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:
                             PAUL M. KINSELLA, ESQ.
                               PALMER & DODGE LLP
                               ONE BEACON STREET
                          BOSTON, MASSACHUSETTS 02108
                                 (617) 573-0100
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                             ---------------------
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                AMOUNT TO BE       PROPOSED OFFERING     AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED            REGISTERED(1)       PRICE PER SHARE(2)         PRICE(2)        REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
  share..................................         66,255                $13.02               $862,641                $216
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also registers any additional shares of common stock issuable upon exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share indicated equals the last per share sale price of the common stock on September 17, 2001 as reported by the Nasdaq National Market.

(3) Computed pursuant to Rule 457(c) based on the last per share sale price on September 17, 2001 as reported by the Nasdaq National Market.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2001

                         66,255 SHARES OF COMMON STOCK

                                ANTIGENICS INC.

     This prospectus relates to 66,255 shares of our common stock, $0.01 par value, that may be offered and sold from time to time by the stockholders.

     We will not receive any of the proceeds from the sale of the shares.

     Our common stock is listed on the Nasdaq National Market under the symbol "AGEN." On September 17, 2001, the last sale price of the common stock as reported on the Nasdaq National Market was $13.02 per share.

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS.   YOU SHOULD CONSIDER THE
FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 2.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS               , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Antigenics Inc. ............................................    1
Risk Factors................................................    2
Forward-Looking Statements..................................   14
Use Of Proceeds.............................................   15
Selling Stockholders........................................   15
Plan of Distribution........................................   16
Legal Matters...............................................   17
Experts.....................................................   17
Incorporation of Certain Documents by Reference.............   17
Where You Can Find More Information.........................   18

                                ANTIGENICS INC.

     We develop treatments for cancers, serious infectious diseases, autoimmune disorders and degenerative disorders using our proprietary technologies to program the immune system and to improve quality of life. In individuals who develop cancer, infections, and autoimmune disorders, the immune system fails in its normal function. We have designed our products to restore this function and to prevent or to treat life threatening chronic disease conditions. Our products include immunotherapeutics based on a specific class of proteins known as heat shock proteins (HSPs), which activate powerful cellular immune responses, and a family of adjuvants (including QS-21), which are substances that activate powerful antibody responses. In addition, through our recent acquisition of Aronex Pharmaceuticals, Inc., we acquired a liposomal delivery platform that will enhance our small molecule drug delivery capabilities.

     Our lead product, Oncophage, is a patient-specific, HSP-based vaccine that targets cancer throughout the body. We are evaluating Oncophage in a Phase III clinical trial in kidney cancer and in five additional cancer types in Phase II or Phase I/II trials. These clinical trials have shown that Oncophage is generally safe and well tolerated by patients. Moreover, we have demonstrated that Oncophage can generate anti-tumor immunological response. Our lead adjuvant, QS-21, is undergoing clinical testing through our internal programs and partnerships with GlaxoSmithKline, Elan Pharmaceuticals, Wyeth-Lederle, Aventis Pasteur, Progenics Pharmaceuticals and Vaxgen. This includes 11 Phase III and Phase II clinical trials for cancer, several infectious diseases and degenerative disorders. Based upon our scientific and drug development skills, our pioneering technology platforms and our strategic expertise, we plan to establish a leadership position in drug discovery, development and commercialization.

     This prospectus contains our trademark, Oncophage(R). Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

     We maintain our principal operations in Woburn, Massachusetts and our executive offices in New York, New York. The address for our executive offices is 630 Fifth Avenue, Suite 2100, New York, New York 10111 and our telephone number is (212) 332-4774.

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk. You should carefully consider the following risk factors in addition to the remainder of this prospectus, including the information incorporated by reference, before making an investment decision.

                          RISKS RELATED TO ANTIGENICS

WE ARE AN EARLY STAGE BIOTECHNOLOGY COMPANY THAT MAY NEVER BE PROFITABLE.

  IF WE INCUR OPERATING LOSSES FOR LONGER THAN WE EXPECT, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS.

     We generated $443,000 in revenues for the year ended December 31, 2000 and $2,161,954 for the six months ended June 30, 2001. We do not expect to generate significant revenues for several years. To date product revenues have been generated from the sale of one product, Quilvax-FELV. Any regulatory marketing or other difficulties we experience with Quilvax-FELV could adversely affect that revenue stream. We have incurred losses since we were formed. From inception through June 30, 2001, we have generated net losses totaling $100 million. We expect to incur increasing and significant losses over the next several years as we complete our Oncophage clinical trials, apply for regulatory approvals, continue development of our technologies, and expand our operations. Our ability to become profitable will depend on the market acceptance of any of our therapeutic drugs and prophylactic vaccines that receive FDA or foreign regulatory marketing approval. The commercial success of any of our drugs and vaccines will depend on whether:

     - the drug or vaccine is more effective than alternative treatments;

     - side effects of the drug or vaccine are acceptable to doctors and patients;

     - we produce the drug or vaccine at a competitive price;

     - we obtain sufficient reimbursement for the drug or vaccine; and

     - we have sufficient capital to market the drug or vaccine effectively.

     Because Oncophage is autologous, or patient-specific, it may be more expensive to manufacture than conventional therapeutic products. This increased expense may decrease our profit margins. Furthermore, because our autologous products are novel, some doctors and patients may be reluctant to use them.

  IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO ADVANCE OUR DEVELOPMENT PROGRAMS AND COMPLETE OUR CLINICAL TRIALS.

     Developing therapeutic drugs and prophylactic vaccines and conducting clinical trials for multiple diseases is expensive. We intend to periodically raise additional capital in the future:

     - to fund operations;

     - to continue the research and development of our drugs or vaccines; and

     - to commercialize our drugs and vaccines.

     Additional financing, however, may not be available on favorable terms or at all. If we are unable to raise additional funds when we need them, we may be required to delay, reduce or eliminate some or all of our development programs and some or all of our clinical trials. We also may be forced to license technologies to others that we would prefer to develop internally.

     On June 30, 2001, we had approximately $81.6 million in cash and cash equivalents. How much capital we raise in the future will depend on a number of factors, including:

     - the number, size or complexity of our clinical trials;

     - our progress in developing our drugs and vaccines:

     - costs to obtain regulatory approvals;

     - costs to pursue our intellectual property strategy;

     - costs to further develop our manufacturing capability,

     - costs to develop our sales and marketing capability, and

     - conditions in the capital markets.

WE CANNOT GUARANTEE THAT WE WILL EVER COMMERCIALIZE ANY OF OUR HUMAN THERAPEUTIC DRUGS OR PROPHYLACTIC VACCINES.

  WE MUST RECEIVE SEPARATE REGULATORY APPROVALS FOR EACH OF OUR DRUGS AND VACCINES IN EACH INDICATION BEFORE WE CAN SELL THEM COMMERCIALLY FOR ANY SUCH INDICATION IN THE UNITED STATES OR INTERNATIONALLY.

     To obtain regulatory approvals, we must, among other requirements, complete carefully controlled and well-designed clinical trials demonstrating that a particular therapeutic drug or prophylactic vaccine is safe and effective for the applicable indication. We have a number of therapeutic drugs and prophylactic vaccines in clinical trials. Any delays or difficulties that we encounter in these clinical trials may have a substantial adverse impact on our operations and cause our stock price to decline significantly. We have limited clinical data, and future clinical trials may not show that our drugs and vaccines are safe and effective. In addition, we or the FDA might delay or halt the clinical trials for various reasons, including:

     - our drugs and vaccines may not appear to be more effective than current therapies;

     - our drugs and vaccines may have unforeseen or significant adverse side effects or other safety issues;

     - the time required to determine whether our drugs and vaccines are effective may be longer than expected;

     - we may be unable to adequately follow or evaluate patients after treatment;

     - patients may die during a clinical trial because their disease is too advanced or because they experience medical problems that may not be related to our drugs and vaccines;

     - sufficient numbers of patients may not enroll in our clinical trials; or

     - we may be unable to produce sufficient quantities of a drug or vaccine to complete the trials.

     We rely on third party clinical investigators to conduct our clinical trials. As a result, we may encounter delays outside our control.

     The process of obtaining and maintaining regulatory approvals for new therapeutic products is lengthy, expensive and uncertain, it also can vary substantially, based on the type, complexity and novelty of the product involved. To date, the FDA and foreign regulatory agencies have approved only a limited number of cancer therapeutic vaccines for commercial sale. Furthermore, the FDA and foreign regulatory agencies have relatively little experience with autologous therapies. This lack of experience may lengthen the regulatory review process for Oncophage, our lead cancer product, increase our development costs and delay or prevent commercialization. In addition, problems encountered with other companies' therapeutic vaccine products may slow the regulatory review of our therapeutic vaccines. The FDA may not consider Oncophage to be an appropriate candidate for fast track designation should we choose to seek it. Accordingly, Oncophage or any of our other future drug candidates could take a significantly longer time to gain regulatory approval than we expect or may never gain approval.

  BECAUSE DEVELOPMENT OF OUR THERAPEUTIC DRUGS OR PREVENTIVE VACCINES IN INFECTIOUS DISEASES, AUTOIMMUNE DISORDERS, AND DEGENERATIVE DISORDERS WILL INVOLVE A LENGTHY AND COMPLEX PROCESS, WE ARE NOT CERTAIN WE WILL BE ABLE TO DEVELOP ANY MARKETABLE THERAPEUTIC DRUGS OR PREVENTIVE VACCINES FOR THESE INDICATIONS.

     With the exception of AG-702 for the treatment of genital herpes, Quilimmune-P for the treatment of Strep. pneumoniae, and Nyrotran for aspergillosis, we have not completed all of the preclinical development of any of our therapeutic drugs or preventive vaccines for infectious diseases, autoimmune disorders or degenerative disorders. We will need to conduct extensive additional research and preclinical and clinical testing of these drugs and vaccines prior to commercialization. This development process takes several years and often fails to yield commercial products. Regulatory authorities may not permit human testing of these drugs and vaccines; and, even if they permit human testing, we may not demonstrate that a drug or vaccine is safe and effective.

  EVEN IF A DRUG OR VACCINE RECEIVES REGULATORY APPROVAL, THE DRUG OR VACCINE MAY STILL FACE SUBSEQUENT REGULATORY DIFFICULTIES.

     If we receive regulatory approval to sell any of our human therapeutic drugs or prophylactic vaccines, the FDA or a comparable foreign regulatory agency may, nevertheless, restrict our ability to commercialize our products to certain patients for certain uses. In addition, regulatory agencies subject a marketed product, its manufacturer and the manufacturer's facilities to continual review and periodic inspections. Furthermore, the FDA or foreign regulatory agencies may require expensive post-approval trials as a condition of approval or based on information brought to the FDA's attention after the product's approval. If we discover previously unknown problems with a product or our manufacturing and laboratory facility, a regulatory agency may impose restrictions on that product or on us, including requiring us to withdraw the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency may:

     - send us warning letters;

     - impose fines and other civil penalties on us;

     - suspend our regulatory approvals;

     - refuse to approve pending applications or supplements to approved applications filed by us;

     - refuse to permit exports of our products from the United States;

     - demand that we recall our products;

     - seize our products;

     - impose restrictions on our operations; or

     - criminally prosecute us.

WE MAY ENCOUNTER MANUFACTURING PROBLEMS THAT LIMIT OUR ABILITY TO SUCCESSFULLY COMMERCIALIZE OUR THERAPEUTIC DRUGS AND PROPHYLACTIC VACCINES.

  IF WE ARE UNABLE TO PURIFY HEAT SHOCK PROTEINS FROM SOME CANCER TYPES, THE SIZE OF OUR POTENTIAL MARKET WOULD DECREASE.

     Our ability to successfully commercialize a therapeutic drug or vaccine for a particular cancer type depends on our ability to purify heat shock proteins from that type of cancer. Based on our clinical trials conducted to date, in renal cell carcinoma, we have been able to manufacture Oncophage from 94% of the tumors delivered to our manufacturing facility; for melanoma, 89%; for colorectal carcinoma, 98%; for gastric cancer, 81%; and for pancreatic cancer, 30%. The relatively low rate for pancreatic cancer is due to the abundance of proteases in pancreatic tissue. Proteases are enzymes that break down proteins. These proteases may degrade the heat shock proteins during the purification process. Recent process development advances have yielded improvements in manufacture of Oncophage from pancreatic tissue. In a recently expanded Phase I pancreatic cancer study, Oncophage was manufactured from 5 of 5 tumor samples (100%), bringing the aggregate success rate for this cancer type to 50%.

     We may encounter this problem or similar problems with other types of cancers as we expand our research. If we cannot overcome these problems, the number of cancer types that our therapeutic drugs or vaccines could treat would be limited.

  DELAYS IN OBTAINING REGULATORY APPROVAL OF OUR MANUFACTURING FACILITY AND DISRUPTIONS IN OUR MANUFACTURING PROCESS MAY DELAY OR DISRUPT OUR COMMERCIALIZATION EFFORTS.

     Before we can begin commercially manufacturing our therapeutic drugs or vaccines, we must obtain regulatory approval of our manufacturing facility and process. Manufacturing of our therapeutic drugs and vaccines must comply with the FDA's current Good Manufacturing Practices regulations, commonly known as cGMPs, and foreign regulations. The cGMP regulations, govern quality control and documentation policies and procedures. In complying with cGMP and foreign regulations, we will be obligated to expend time, money and effort in production, recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. If we fail to comply with these requirements, we will be subject to possible regulatory action and may be limited in the jurisdictions in which we are permitted to sell our therapeutic drugs or vaccines.

     The FDA, the Commonwealth of Massachusetts and foreign regulatory authorities have the authority to continuously inspect and to conduct unannounced inspections of our manufacturing facility in Woburn, Massachusetts. Preparing this facility for commercial manufacturing may take longer than planned, and the costs of complying with FDA regulations may be higher than those for which we have budgeted. In addition, any material changes we make to the manufacturing process will require approval by the FDA, and possibly the Commonwealth of Massachusetts or foreign regulatory authorities. It could take longer than we expect to obtain these approvals. Any delays in obtaining these approvals could disrupt our manufacturing process.

     For the next several years, we expect that several of our therapeutic vaccines will be manufactured solely in our facility in Woburn, Massachusetts. If this facility or the equipment in the facility is significantly damaged or destroyed, we will not be able to quickly or inexpensively replace our manufacturing capacity. Due to the nature of our therapeutic drugs and vaccines, a third party may not be able to manufacture our therapeutic drugs and vaccines. Any alternative manufacturer of our products will require regulatory approval by the FDA and other regulatory authorities.

     We have no experience manufacturing Oncophage in the volumes that will be necessary to support commercial sales. Our present manufacturing process may not meet our initial expectations as to scheduling, reproducibility, yield, purity, cost, potency, quality, and other measurements of performance.

     We are the only manufacturer of our Feline Leukemia vaccine and the QS-21 family of adjuvants. For the next several years, we expect that we will conduct all of our manufacturing of these products in our facility in Framingham, Massachusetts. If this facility or the equipment in the facility is significantly damaged or destroyed, we will not be able to quickly or inexpensively replace our manufacturing capacity. Any new manufacturing facility will require FDA regulatory approval. This manufacturing facility has limited expansion potential, and we may need to construct additional manufacturing facilities or contract with another company to manufacture our products. Furthermore, if product demand increases substantially, we will not be able to respond quickly or inexpensively to meet this demand. We cannot guarantee that we will be able to construct additional facilities, obtain regulatory approval or out-source our manufacturing at a reasonable cost, if at all.

     We anticipate that the products we obtained in the Aronex Pharmaceuticals acquisition will continue to be manufactured by third parties. We cannot assure you that these third parties will be able to meet our demands for these products.

WE MAY NOT RECEIVE SIGNIFICANT PAYMENTS FROM COLLABORATORS DUE TO UNSUCCESSFUL RESULTS IN EXISTING COLLABORATIONS OR A FAILURE TO ENTER INTO FUTURE COLLABORATIONS.

     Part of our strategy is to develop and commercialize some of our products by continuing our existing collaborative arrangements with academic and corporate collaborators and licensees and by entering into new collaborations. Our success depends on the success of these parties in performing research, preclinical and clinical testing. These arrangements may require us to transfer important rights to these corporate collaborators and licensees. These collaborators and licensees could choose not to devote resources to these arrangements or, under certain circumstances, may terminate these arrangements early. In addition, these collaborators and licensees, outside of their arrangements with us, may develop technologies or products that are competitive with those that we are developing. As a result, we cannot guarantee that any of our strategic collaborations will continue, that we will be able to enter into new collaborations, or that we will receive revenues from any of these relationships.

WE MAY HAVE CONFLICTS OF INTEREST WITH OUR CORPORATE PARTNERS THAT COULD ADVERSELY AFFECT EXPECTATIONS REGARDING OUR COLLABORATIONS.

     We may have conflicts of interest with our corporate partners that could adversely affect our business. For example, existing or future corporate partners may pursue alternative technologies, including those of our competitors. Disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future corporate partner. If our corporate partners pursue alternative technologies or fail to develop or commercialize successfully any product candidate to which they have obtained rights from us, our business will suffer.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, TRADE SECRETS OR KNOW-HOW, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS PROFITABLY.

  IF WE FAIL TO SUSTAIN AND FURTHER BUILD OUR INTELLECTUAL PROPERTY RIGHTS, COMPETITORS WILL BE ABLE TO TAKE ADVANTAGE OF OUR RESEARCH AND DEVELOPMENT EFFORTS TO DEVELOP COMPETING THERAPIES.

     Our success depends, in part, on our ability to maintain protection for our products and technologies under the patent laws of the United States and other countries, so that we can stop others from using our inventions. Our success also will depend on our ability to prevent others from using our trade secrets. In addition, we must operate in a way that does not infringe, or violate, the intellectual property rights of others.

     We currently have exclusive rights to 21 issued United States patents and 15 foreign patents relating to our heat shock protein technology. Our rights to these patents are a result of exclusive worldwide licenses with Fordham University and Mount Sinai School of Medicine of New York University. In addition, we have licensed 49 pending United States patent applications and 54 foreign patent applications, and optioned rights to certain other pending United States patent applications, relating to our heat shock protein technology. We own two pending United States patent applications relating to our heat shock protein technology. We also own 37 issued and foreign patents, and 31 pending U.S. and foreign patents and patent applications relating to our Saponin technology. We also have exclusive rights to 14 issued U.S. and foreign patents, and 12 pending U.S. and foreign patent applications, through our acquisition of Aronex Pharmaceuticals. Some of the United States patents and patent applications owned by or licensed to us through the acquisition of Aronex Pharmaceuticals are method-of-use patents that cover the use of certain compounds to treat specified conditions, and composition-of-matter patents are not available for some of these product candidates. Prosecution of these licensed patent applications and enforcement of these licensed patents may, in some cases, be controlled by the licensor or require participation of the licensor. Accordingly, we cannot provide assurances regarding the scope of claims pursued or the enforcement of our licensed patents. The standards which the United States Patent and Trademark Office uses to grant patents are not always applied predictably or uniformly and can change. Consequently, we cannot be certain as to the type and extent of patent claims that will be issued to us in the future. Any patents which are issued may not contain claims which will permit us to stop competitors from using similar technology. The patent laws of the United States have recently been modified. Modifications include, but are not limited to, publication of most patent applications, revised patent term adjustment provisions, and modified patent reexamination procedures. The effect of these legislative changes on our intellectual property estate is uncertain. The standards which courts use to interpret patents are not always applied predictably or uniformly and can change, particularly as new technologies develop. Consequently, we cannot be certain as to how much protection, if any, will be given to our patents, if we attempt to enforce them and they are challenged in court. If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company has the right to ask the court to rule that our patents are invalid and should not be enforced against that third party. These lawsuits are expensive and would consume time and other resources even if we were successful in stopping the violation of our patents. In addition, there is a risk that the court will decide that our patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of our patents is upheld, the court will refuse to stop the other party on the ground that such other party's activities are not covered by (that is, do not infringe) our patents.

     Furthermore, a third party may claim that we are using inventions covered by such third party's patent and may go to court to stop us from engaging in our normal operations and activities. These lawsuits are expensive and would consume time and other resources. There is a risk that a court would decide that we are violating the third party's patent and would order us to stop the activities covered by the patent. In addition, there is a risk that a court will order us to pay the other party damages for having violated the other party's patent.

     In addition to our patented technology, we also rely on unpatented technology, trade secrets and confidential information. We may not be able to effectively protect our rights to this technology or information. Other parties may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. We generally require each of our employees, consultants, collaborators, and certain contractors to execute a confidentiality agreement at the commencement of an employment, consulting or collaborative relationship with us. However, these agreements may not provide effective protection of our technology or information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

     We engage in collaborations, sponsored research agreements, licensing and other arrangements with academic researchers and institutions that have received and may receive funding from United States government agencies. As a result of these arrangements, the United States government or certain third parties have rights in certain inventions developed during the course of the performance of these collaborations and agreements as required by law or the agreements. These rights of the United States government typically allow the government to use the invention for free on behalf of the United States.

 WE MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

     The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to continue our operations.

     Should third parties file patent applications, or be issued patents claiming technology also claimed by us in pending applications, we, or our licensors may be required to participate in interference proceedings in the United States Patent and Trademark Office to determine priority of invention. We, or our licensors, may also need to participate in interference proceedings involving our issued patents and pending applications of another entity. An unfavorable outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties. There is no guarantee that any prevailing party would offer us a license or that we could acquire any license made available to us on commercially acceptable terms.

     We cannot guarantee that the practice of our technologies will not conflict with or infringe the patent or other rights of third parties. We are aware of a United States patent, issued to a third party, with claims directed to certain heat shock protein based therapeutic vaccines and their use in the field of tissue grafting. We do not believe that our products or activities are infringing any valid claims of this patent. We are aware of four United States patents, issued to another third party, with claims relating to cell-based assay technology for the screening or testing of new drugs and other substances. In the past, this third party has contacted Aronex Pharmaceuticals about licensing its patent rights to Aronex Pharmaceuticals. We do not believe that our screening or testing activities infringe any valid claims of these patents. We have also been contacted by another third party about licensing to us its United States patent relating to alleviation of symptoms of cancer. We do not believe that any of our products infringe any valid claims of this patent. We also are aware of three United States patents, issued to a different third party, with claims directed to certain heat shock protein products, methods of making such products and related apparatuses. These patents do not claim any therapeutic applications. These patents also do not claim any of the methods we presently use to make Oncophage. Moreover, we do not believe that Oncophage or our methods of producing Oncophage would infringe any valid claim of any of these patents. However, we cannot guarantee that this third party, or any other third party, will not sue us for infringing these, or any other, patents. One of the patent applications licensed to us contains claims which are substantially the same as claims in one of the three patents mentioned above of the third party. Therefore, there is a possibility that the United States Patent and Trademark Office will declare an interference proceeding between one or more of the third party's patents and our patent application. In an interference proceeding, time party with the earliest effective filing date has certain advantages. We believe that our claims have an earlier effective filing date than the claims of the other patents. However, we cannot guarantee that we would prevail in any interference proceeding. In the past and again recently, this third party has contacted us about licensing patent rights, and we have not yet made a decision regarding this matter.

     In some foreign jurisdictions, we could become involved in opposition proceedings, either by opposing the validity of another's foreign patent or by third parties' opposing the validity of our foreign patents. In 1995, the European Patent Office issued a European patent, with claims directed to the use of heat shock proteins to produce or enhance immune responses to cancer and infectious diseases, to the Whitehead Institute for Biomedical Research and the Medical Research Council. This patent is exclusively licensed to StressGen Biotechnologies Corporation. The patent holders have made no attempt to enforce this patent against us. Nevertheless, we have successfully sought to have this patent revoked in its entirety in an opposition proceeding in the European Patent Office. After an oral hearing at the European Patent Office before the Opposition Division, the Opposition Division revoked the patent in its entirety. The holders of the patent have filed a notice of appeal of the decision to revoke the patent in its entirety. Even if the decision to revoke the patent were to be reversed on appeal, we still should be free to practice our autologous cancer business in Europe.

     However, the patent owners or their licensee might still try to enforce the revoked patent against our infectious disease business in Europe during any appeal. We may not obtain a final, non-appealable decision for several years, during which time the patent remains enforceable. We may incur significant costs by participating in the opposition proceedings and any appeals. Furthermore, if we are sued on this patent in Europe prior to any final decision of revocation, we may incur significant defense costs even if we ultimately succeed in proving that we do not infringe any valid claims of this patent.

     This European patent claims priority to a United States patent application filed in 1988. We do not know whether this application, or any related application, is still pending. We do not believe that any United States patent has issued from this application, and we do not know whether a United States patent will ever issue from this patent application. If a United States patent does issue, we do not know whether the patent will be enforceable, whether any valid claims will cover our activities or products, or whether the patent owner will attempt to assert the patent against us.

     In 1999, we received correspondence from both Copernicus Therapeutics, Inc. and its counsel alleging similarity between the companies' respective logos and demanding that we cease using its logo. In July 1999, we sent a response to Copernicus stating that we have prior rights in the logo. In the response to

Copernicus, we also stated that since the respective corporate names are vastly different, both companies should be able to continue the use of their respective logos without causing public confusion. At this time, we have not received any further communications from Copernicus or its counsel. Although we do not believe we are infringing any rights owned by Copernicus, Copernicus may proceed with a trademark lawsuit against us.

     In the first quarter of 2001, we became aware of an animal genomics company conducting business under the name AniGenics, Inc., which we believe is confusingly similar to our name. We have contacted AniGenics, Inc. regarding this matter and intend to defend our rights in and to our name. Although we are attempting to amicably resolve this matter, there is a possibility that we will be unable to do so, in which case this matter could result in litigation.

BECAUSE OF THE SPECIALIZED NATURE OF OUR BUSINESS, THE TERMINATION OF RELATIONSHIPS WITH OUR SCIENTIFIC ADVISORS OR THE DEPARTURE OF KEY MEMBERS OF MANAGEMENT MAY PREVENT US FROM ACHIEVING OUR OBJECTIVES.

 IF PRAMOD K. SRIVASTAVA, PH.D. SEVERS HIS RELATIONSHIP WITH US, WE MAY EXPERIENCE SIGNIFICANT DIFFICULTIES IN OUR FUTURE DEVELOPMENT EFFORTS.

     Since our formation, Dr. Srivastava has played a significant role in our research efforts. Dr. Srivastava is our chief scientific officer, a member of our board of directors and acts as chairman of our scientific advisory board. In addition, we have licensed a significant portion of our intellectual property from institutions at which Dr. Srivastava has worked. We sponsor research in Dr. Srivastava's laboratory at the University of Connecticut Health Center in exchange for the right to license discoveries made in that laboratory with our funding. Dr. Srivastava is a member of the faculty of the University of Connecticut School of Medicine. The regulations and policies of the University of Connecticut Health Center govern the relationship between a faculty member and a commercial enterprise. These regulations and policies prohibit Dr. Srivastava from becoming our employee. Furthermore, the University of Connecticut may modify these regulations and policies in the future to further limit Dr. Srivastava's relationship with us. While Dr. Srivastava has a consulting agreement with us, which includes financial incentives for him to remain associated with us, we cannot guarantee that he will remain associated with us even during the time covered by the consulting agreement. In addition, this agreement does not restrict his ability to compete with us after his association is terminated.

 IF WE FAIL TO KEEP KEY MANAGEMENT AND SCIENTIFIC PERSONNEL, WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP OUR THERAPEUTIC DRUGS OR PROPHYLACTIC VACCINES, CONDUCT CLINICAL TRIALS AND OBTAIN FINANCING.

     We are highly dependent on our senior management and scientific staff, particularly Garo H. Armen, Ph.D., our chairman and chief executive officer, Russell Herndon, our chief operating officer, and Elma Hawkins, Ph.D., our vice chairman. The competition for qualified personnel in the biotechnology field is intense, and we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. Since our manufacturing process is unique, our manufacturing and quality control personnel are also very important.

THE COMMERCIAL SUCCESS OF ANY OF OUR THERAPEUTIC DRUGS OR PREVENTIVE VACCINES WILL DEPEND UPON THE STRENGTH OF OUR SALES AND MARKETING EFFORT AND THE AVAILABILITY OF THIRD PARTY REIMBURSEMENT.

 IF WE ARE UNABLE TO ESTABLISH SALES AND MARKETING CAPABILITIES OR ENTER INTO AGREEMENTS WITH PHARMACEUTICAL COMPANIES TO SELL AND MARKET OUR THERAPEUTIC DRUGS OR PROPHYLACTIC VACCINES, WE MAY EXPERIENCE DIFFICULTY GENERATING REVENUES.

     We do not have a sales organization and have no experience in the sales, marketing and distribution of pharmaceutical products. If Oncophage is approved for commercial sale, we plan to market it in the United States with our own sales force. Developing a sales force is expensive and time consuming and could delay any product launch. We cannot be certain that we would be able to develop this capacity. If we are unable to establish our sales and marketing capability, we will need to enter into sales and marketing agreements to market Oncophage in the United States. We plan to enter into these types of arrangements for sales outside the United States. If we are unable to establish successful distribution relationships with pharmaceutical companies, we may fail to realize the full sales potential of our drugs or vaccines.

 IF WE FAIL TO OBTAIN ADEQUATE LEVELS OF REIMBURSEMENT FOR OUR THERAPEUTIC DRUGS OR PROPHYLACTIC VACCINES FROM THIRD PARTY PAYERS, THE COMMERCIAL POTENTIAL OF OUR THERAPEUTIC DRUGS OR PROPHYLACTIC VACCINES WILL BE SIGNIFICANTLY LIMITED.

     Our profitability will depend on the extent to which government authorities, private health insurance providers and other organizations provide reimbursement for the cost of our therapeutic drugs or prophylactic vaccines. Many patients will not be capable of paying for therapeutic drugs or prophylactic vaccines themselves. A primary trend in the United States health care industry is toward cost containment. Large private payers, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of particular treatments. These organizations are becoming increasingly economically focused. Furthermore, many third party payers limit reimbursement for newly approved health care products. Cost containment measures may prevent us from becoming profitable.

     In addition, healthcare reform is an area of significant government focus. Any reform measures, if adopted, could adversely affect:

     - the pricing of therapeutic drugs or prophylactic vaccines in the United States or internationally; and

     - the amount of reimbursement available from governmental agencies or other third party payers.

     For example, recent proposals regarding Medicare coverage, if they take effect, may put novel cancer therapies like Oncophage at a competitive disadvantage compared to existing therapies.

PRODUCT LIABILITY AND OTHER CLAIMS AGAINST US MAY REDUCE DEMAND FOR OUR PRODUCTS OR RESULT IN SUBSTANTIAL DAMAGES.

     We face an inherent risk of product liability exposure related to testing therapeutic or prophylactic vaccines in human clinical trials and will face even greater risks when we sell such therapeutic or prophylactic products commercially. An individual may bring a product liability claim against us if one of our therapeutic drugs or prophylactic vaccines causes, or merely appears to have caused, an injury. Regardless of merit or eventual outcome, product liability claims may result in:

     - decreased demand for our therapeutic drugs or prophylactic vaccines;

     - injury to our reputation;

     - withdrawal of clinical trial volunteers;

     - costs of related litigation; and

     - substantial monetary awards to plaintiffs.

     We manufacture Oncophage from a patient's tumor, and a medical professional must inject the Oncophage into that same patient. A patient may sue us if we, a hospital or a delivery company fails to deliver the removed tumor or that patient's Oncophage. We anticipate that the logistics of shipping will become more complex as the number of patients we treat increases, and we cannot assure you that all shipments will be made without incident. In addition, administration of Oncophage at a hospital poses another chance for delivery to the wrong patient. Currently, we do not have insurance that covers loss of or damage to Oncophage and do not know whether insurance will be available to us at a reasonable price or at all.

     We have limited product liability coverage for clinical research use of product candidates such as the Stimulon adjuvants and Oncophage, Quilvax and Quilimmune products, and certain products obtained in the Aronex Pharmaceuticals acquisition. We also maintain limited product liability insurance for the commercial sale of our feline leukemia vaccine.

WE MAY INCUR SIGNIFICANT COSTS COMPLYING WITH ENVIRONMENTAL LAWS AND
REGULATIONS.

     We use hazardous, infectious and radioactive materials that could be dangerous to human health, safety or the environment. As appropriate, we store these materials and various wastes resulting from their use at our facility pending ultimate use and disposal. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes resulting from their use. We may incur significant costs complying with both existing and future environmental laws and regulations. In particular, we are subject to regulation by the Occupational Safety and Health Administration and the Environmental Protection Agency and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act. OSHA or the EPA may adopt regulations that may affect our research and development programs. We are unable to predict whether any agency will adopt any regulations which could have a material adverse effect on our operations.

     Although we believe our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot entirely eliminate the risk of accidental injury or contamination from these materials. In the event of an accident, we could be held liable for any resulting damages which could be substantial.

OUR COMPETITORS IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY HAVE SUPERIOR PRODUCTS, MANUFACTURING CAPABILITY OR MARKETING EXPERTISE.

     Our business may fail because we face intense competition from major pharmaceutical companies and specialized biotechnology companies engaged in the development of therapeutic drugs or preventive vaccines and other therapeutic products, including HSPs, directed at cancer, infectious diseases, autoimmune disorders, and degenerative disorders. Many of our competitors have greater financial and human resources and more experience. Our competitors may:

     - commercialize their products sooner than we commercialize ours;

     - develop safer or more effective therapeutic drugs or preventive vaccines and other therapeutic products;

     - implement more effective approaches to sales and marketing; or

     - establish superior proprietary positions.

     More specifically, if we receive regulatory approvals, some of our therapeutic drugs or preventive vaccines will compete with well-established, FDA approved therapies that have generated substantial sales over a number of years.

     We anticipate that we will face increased competition in the future as new companies enter our markets and scientific developments surrounding immunotherapy and other cancer therapies continue to accelerate.

WE MAY NOT BE ABLE TO KEEP UP WITH THE RAPID TECHNOLOGICAL CHANGES IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES WHICH COULD MAKE OUR DRUGS OR VACCINES OBSOLETE.

     The field of biotechnology is characterized by significant and rapid technological change. Research and discoveries by others may result in medical insights or breakthroughs which may render our drugs or vaccines obsolete even before they generate any revenue.

WE MAY NOT SUCCESSFULLY INTEGRATE OPERATIONS WITH OUR RECENTLY ACQUIRED BUSINESSES, AND THE INTEGRATION OF THE BUSINESSES MAY BE COSTLY.

     On November 16, 2000 we acquired Aquila Biopharmaceuticals, Inc. and on July 12, 2001 we acquired Aronex Pharmaceuticals, Inc. We are currently integrating our operations with those of Aquila and Aronex Pharmaceuticals. These integrations require significant efforts from each entity, including coordinating research and development efforts. Aquila's and Aronex Pharmaceuticals' collaborators, customers, distributors or suppliers may terminate their arrangements or demand new arrangements; and Aquila or Aronex Pharmaceuticals personnel may leave as a result of the acquisitions. Integrating operations may distract management's attention from the day-to-day business of the combined company. If we are unable to successfully integrate the operations of these companies or if this integration process costs more than expected, our future results will be negatively impacted.

     The integration of these businesses into our operations will involve a number of risks, including:

     - the possible diversion of management's attention from other business concerns;

     - the possible loss of key employees from acquisitions;

     - potential difficulties in integrating the operations of those businesses;

     - the potential inability to successfully replicate our operating efficiencies in Aquila's or Aronex Pharmaceuticals' operations; and

     - unanticipated problems or legal liabilities.

     We acquired these companies in order to, among other things, broaden our product portfolio and, in Aronex Pharmaceuticals' case, to try to bring to market certain of Aronex Pharmaceuticals' drugs at a faster pace than our current products. We may find that these drugs are not viable or may take more resources to bring to market than originally anticipated.

THE SUCCESS OF OUR ACQUISITION OF ARONEX PHARMACEUTICALS IS LARGELY DEPENDENT ON ATRAGEN RECEIVING REGULATORY APPROVAL.

     A significant factor in our decision to acquire Aronex Pharmaceuticals was our optimism regarding our ability to obtain regulatory approval of ATRAGEN. In January 2001, Aronex Pharmaceuticals received a "not approvable" letter from the FDA for its New Drug Application, or NDA, for ATRAGEN for Acute Promyelocytic Leukemia, APL. In August 2001, we met with the FDA to discuss our strategy for amending the NDA for ATRAGEN in APL. Based on the FDA's comments from that meeting, we determined that the additional development costs necessary to amend the NDA for ATRAGEN in APL would outweigh the benefits of an approval of ATRAGEN in that indication. We are evaluating a development strategy for ATRAGEN in other cancer indications. There is a chance that ATRAGEN will never receive FDA approval, or such approval will be significantly delayed. Many of the risks that apply to ATRAGEN also apply to our other products. Accordingly, we refer you to the regulatory risks described in more detail under "We cannot guarantee that we will ever commercialize any of our therapeutic drugs or prophylactic vaccines and generate additional revenue in the future."

OUR OFFICERS AND DIRECTORS MAY BE ABLE TO BLOCK PROPOSALS FOR A CHANGE IN
CONTROL.

     As of August 31, 2001, Antigenics Holdings L.L.C. controlled approximately 38.5% of our outstanding common stock. Due to this concentration of ownership, Antigenics Holdings may be able to prevail on all matters requiring a stockholder vote, including:

     - the election of directors;

     - the amendment of our organizational documents; or

     - the approval of a merger, sale of assets or other major corporate transaction.

     Our directors and officers, if they elect to act together, can control Antigenics Holdings. In addition, several of our directors and officers directly and indirectly own shares of our common stock.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW MAY MAKE AN ACQUISITION OF US MORE DIFFICULT.

     We are incorporated in Delaware. Anti-takeover provisions of Delaware law and our charter documents may make a change in control more difficult even if the stockholders desire a change in control. Our anti-takeover provisions include provisions in our certificate of incorporation providing that stockholders' meetings may only be called by the president or the majority of the board of directors and a provision in our by-laws providing that our stockholders may not take action by written consent. Additionally, our board of directors has the authority to issue up to one million shares of preferred stock (including the shares being issued in this offering) and to determine the terms of those shares of stock without any further action by our stockholders. The rights of holders of our stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock. Our charter also provides for the classification of our board of directors into three classes. This "staggered board" generally may prevent stockholders from replacing the entire board in a single proxy contest. In addition, our directors may only be removed from office for cause. Delaware law also prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. The board may use this provision to prevent changes in our management. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

OUR STOCK HAS LOW TRADING VOLUME AND THEREFORE OUR PUBLIC TRADING PRICE MAY BE VOLATILE.

     Since our initial public offering on February 4, 2000, the per share price of our common stock has fluctuated between $10.00 and $71.50 with an average daily trading volume over the three months ended June 30, 2001 of approximately 119,000 shares. The market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of individual companies. In addition to general market volatility, many factors may have a significant adverse effect on the market price of our stock, including:

     - announcements of decisions made by public officials;

     - results of our preclinical and clinical trials;

     - announcement of technological innovations or new commercial products by us or our competitors;

     - developments concerning proprietary rights, including patent and litigation matters;

     - publicity regarding actual or potential results with respect to products under development by us or by our competitors;

     - regulatory developments; and

     - quarterly fluctuations in our revenues and other financial results.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES COULD CAUSE TIME MARKET PRICE OF OUR STOCK TO DECLINE.

     The sale by us or the resale by stockholders of shares of our stock could cause the market price of our stock to decline. As of August 31, 2001, we had 28,984,535 shares of common stock outstanding. All of these shares are eligible for sale on the Nasdaq National Market, although certain of the shares are subject to sale volume and other limitations.

     We have filed a registration statement to permit the sale of approximately
4.8 million shares of common stock under our equity incentive plan and 300,000 shares of common stock under our employee stock purchase plan. As of August 31, 2001, options to purchase 3.3 million shares of our stock upon exercise of options with a weighted average exercise price per share of $12.21 were outstanding. Many of these options are subject to vesting that generally occurs over a period of up to five years following the date of grant. As of August 31, 2001, warrants to purchase 398,653 shares of our common stock with a weighted average exercise price per share of $24.21 were outstanding. In addition, in connection with our acquisition of Aronex Pharmaceuticals, we issued contingent value rights that may result in the issuance of 326,000 shares of our common stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. Generally, these statements can be identified by the use of phrases like "believe," "expect," "anticipate," "plan," "may," "will," "could," "estimate," "potential," "opportunity," "future," "project" and similar terms and include statements about our:

     - product research and development activities;

     - the efficacy of our immunotherapeutics in treating diseases;

     - plans for regulatory filings;

     - receipt of regulatory approvals;

     - cash needs;

     - plans for sales and marketing;

     - results of scientific research;

     - implementation of our corporate strategy; and

     - financial performance.

     These forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors." You should carefully consider that information before you make an investment decision. You should not place undue reliance on our forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from any sales of the shares.

                              SELLING STOCKHOLDERS

     The selling stockholders hold warrants to purchase an aggregate of 66,255 shares of our common stock, which represents less than 1% of the number of shares outstanding. We assumed these warrants in connection with our acquisition of Aronex Pharmacueticals, which closed on July 12, 2001. In the last three years, none of these warrantholders has had a material relationship with us, or any of our predecessors or affiliates, other than as a stockholder. Based solely upon information furnished to us, our internal reports or reports filed with the Securities Exchange Commission, we believe that, in addition to the warrants to acquire the 66,255 shares covered by this prospectus, these warrant holders, in aggregate, beneficially own approximately 310,026 shares of our common stock.

     This prospectus also covers any additional shares of our common stock which become issuable upon exercise of the warrants as a result of the operation of the anti-dilution provisions in the warrants in connection with a stock dividend, stock split, recapitalization or other similar transaction or (or with respect to the underlying shares after the warrants have been exercised).

                              PLAN OF DISTRIBUTION

     We have filed with the Securities and Exchange Commission a registration statement, of which this prospectus forms a part, with respect to the resale from time to time of the 66,255 shares issuable upon exercise of the warrants. As used in this prospectus, selling stockholders include donees, pledgees, transferees or other successors-in-interest who received the shares (or the warrants) as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus. If notified by a donee, pledgee, transferee or other successor-in-interest that it intends to sell more than 500 shares, we will file a supplement to this prospectus if required.

     The shares being offered by the selling stockholders may be sold in one or more transactions:

     - on the Nasdaq National Market;

     - on any market where Antigenics' common stock is then traded;

     - with broker-dealers or third parties (including block sales);

     - in privately negotiated transactions;

     - in connection with short sales;

     - in connection with writing call options or in other hedging arrangements; or

     - involving a combination of these methods.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, at fixed prices or at a combination of these prices. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     We cannot assure that all or any of the shares offered hereby will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act, and any commissions received by them or profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     We will pay most expenses incident to the registration of the shares covered by this prospectus. We will not pay selling commissions or expenses associated with any sales by the selling stockholders.

     To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in these jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other person. The foregoing may affect the marketability of the shares.

     To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

                                 LEGAL MATTERS

     Our counsel, Palmer & Dodge LLP, Boston, Massachusetts, will pass on the validity of the shares of common stock offered by this prospectus. Paul M. Kinsella, a partner at Palmer & Dodge LLP, is our Secretary.

                                    EXPERTS

     The consolidated financial statements of Antigenics Inc. and subsidiary as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audited financial statements of Aquila Biopharmaceuticals as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31 1999, incorporated in this prospectus by reference to the Current Report on form 8-K of Antigenics, Inc dated November 16, 2000, filed on November 30, 2000 and as amended on January 29, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Aronex Pharmaceuticals, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated in the prospectus by reference to the Current Report on Form 8-K of Antigenics Inc., dated July 12, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the financial statements, and which includes an explanatory paragraph with respect to the change in method of accounting for revenue recognition as discussed in Note 2 to the financial statements.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on March 28, 2001;

     - all of our other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2000; and

     - the description of our common stock contained in our Registration Statement on Form 8-A, filed on January 24, 2000, including any amendment or reports filed for the purpose of updating such description.

     We will provide to you, without charge, upon your written or oral request, a copy of any or all of the documents that we incorporate by reference, including exhibits. Please direct requests to: Investor Relations at Antigenics Inc., 630 Fifth Avenue, New York, New York 10111, where the phone number is
(212) 332-4774.

                      WHERE YOU CAN FIND MORE INFORMATION

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover.

     We file annual, quarterly, and special reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC's Web site at http://www.sec.gov. Copies of certain information filed by us with the Commission are also available on our Web site at http://www.antigenics.com. Our Web site is not part of this prospectus. Our common stock is listed on the Nasdaq National Market.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the securities being registered are as follows:

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
Registration fee............................................   $244.65
Legal fees and expenses.....................................    10,000
Accounting fees and expenses................................    10,000
Miscellaneous...............................................    755.35
                                                               -------
Total.......................................................   $21,000
                                                               =======

     All of the above figures, except the SEC registration fee, are estimated, and we will pay all of the above expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys' fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

     Article V of Antigenics' By-laws provides that Antigenics shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of Antigenics, or is or was serving, or has agreed to serve, at the request of Antigenics, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprises. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.

     Section 145(g) of the Delaware General Corporation Law and Article V of By-laws of Antigenics provide that the company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

     Antigenics has entered into indemnification agreements with each of its directors and executive officers and has obtained insurance covering its directors and officers against losses and insuring Antigenics against certain of its obligations to indemnify its directors and officers.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     Pursuant to the Delaware General Corporation Law, Section 6 of Article FIFTH of the Certificate of Incorporation of Antigenics eliminates a director's personal liability for monetary damages to Antigenics and its stockholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director's duty of loyalty to Antigenics or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
  3.1+   Certificate of Incorporation of Antigenics Inc.
  3.2+   By-laws of Antigenics Inc.
  4.1+   Form of Common Stock Certificate.
  4.2+   Form of Warrant to purchase Common Stock, together with a
         list of holders.
  4.3+   Form of Subscription Agreement, as amended, together with a list of parties thereto.
   5.1   Opinion of Palmer & Dodge LLP. Filed herewith.
  23.1   Consent of KPMG LLP. Filed herewith.
  23.2   Consent of PricewaterhouseCoopers LLP. Filed herewith.
  23.3   Consent of Arthur Andersen LLP. Filed herewith
  23.4   Consent of Palmer & Dodge LLP. Included in the opinion filed as Exhibit 5.1.
  24.1   Power of Attorney. Included on the signature page hereto.

---------------

+ Filed as an exhibit with the same number to our Registration Statement on Form
  S-1 (File No. 333-91747) and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     The undersigned hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Woburn, Commonwealth of Massachusetts, as of September 18, 2001.

                                          ANTIGENICS INC.

                                          By:       /s/ GARO H. ARMEN
                                            ------------------------------------
                                                       Garo H. Armen
                                            Chief Executive Officer and Chairman
                                                 of the Board of Directors

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Antigenics Inc., hereby severally constitute and appoint Garo H. Armen, Ph.D., our true and lawful attorney-in-fact, with full power to him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 (including any post-effective amendments thereto) and any related Rule 462(b) Registration Statements or amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of the dates indicated.

SIGNATURE                                                        TITLE                      DATE
---------                                                        -----                      ----

               /s/ GARO ARMEN, PH.D.                 Chief Executive Officer and     September 18, 2001
---------------------------------------------------    Chairman of the Board of
                 Garo Armen, Ph.D.                     Directors (Principal
                                                       Executive Officer and
                                                       Principal Financial and
                                                       Accounting Officer)

           /s/ PRAMOD SRIVASTAVA, PH.D.              Director                        September 18, 2001
---------------------------------------------------
             Pramod Srivastava, Ph.D.

             /s/ NOUBAR AFEYAN, PH.D.                Director                        September 18, 2001
---------------------------------------------------
               Noubar Afeyan, Ph.D.

             /s/ GAMIL DE CHADAREVIAN                Vice Chairman of the Board of   September 18, 2001
---------------------------------------------------    Directors
               Gamil de Chadarevian

                 /s/ TOM DECHAENE                    Director                        September 18, 2001
---------------------------------------------------
                   Tom Dechaene

                 /s/ MARTIN TAYLOR                   Director                        September 18, 2001
---------------------------------------------------
                   Martin Taylor

              /s/ SANFORD M. LITVACK                 Director                        September 18, 2001
---------------------------------------------------
                Sanford M. Litvack

                                                     Director
---------------------------------------------------
               Samuel Waksal, Ph.D.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
  3.1+   Certificate of Incorporation of Antigenics Inc.
  3.2+   By-laws of Antigenics Inc.
  4.1+   Form of Common Stock Certificate.
  4.2+   Form of Warrant to purchase Common Stock, together with a
         list of holders.
  4.3+   Form of Subscription Agreement, as amended, together with a list of parties thereto.
   5.1   Opinion of Palmer & Dodge LLP. Filed herewith.
  23.1   Consent of KPMG LLP. Filed herewith.
  23.2   Consent of PricewaterhouseCoopers LLP. Filed herewith.
  23.3   Consent of Arthur Andersen LLP. Filed herewith
  23.4   Consent of Palmer & Dodge LLP. Included in the opinion filed as Exhibit 5.1.
  24.1   Power of Attorney. Included on the signature page hereto.

---------------

+ Filed as an exhibit with the same number to our Registration Statement on Form
  S-1 (File No. 333-91747) and incorporated herein by reference.